UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 14, 2009

ONSTREAM MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Florida
(State of Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(I.R.S. Employer Identification No.)

   1291 SW 29 Avenue, Pompano Beach, Florida 33069
(Address of Principal Executive Offices) (Zip Code)

(954) 917-6655
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement
Item 3.02          Unregistered Sales of Equity Securities

On April 16, 2009 we received $750,000 from Rockridge Capital Holdings, LLC (the “Lender”), an entity controlled by one of our largest shareholders, in accordance with the terms of a Note and Stock Purchase Agreement that we entered into with the Lender dated April 14, 2009 and which allows for total borrowings of up to $1.0 million. In connection with this transaction, we issued a Note to the Lender, which is secured by a first priority lien on all of our assets, such lien subordinated only to the extent higher priority liens on assets, primarily our accounts receivable and certain designated software and equipment, are held by certain of our other lenders. We entered into a Security Agreement with the Lender that contains certain covenants and other restrictions with respect to the collateral.

The Note is repayable in equal monthly installments commencing May 14, 2009 and extending over two years, which installments include principal (except for a $250,000 balloon payable at the end of the two year period) plus interest (at 12% per annum) on the remaining unpaid balance. The Note and Stock Purchase Agreement also provides that the Lender may receive an origination fee upon not less than sixty-one (61) days written notice to us, which fee would be satisfied by our issuance of 1,500,000 restricted ONSM common shares (the “Shares”) to the Lender.

Upon notice from Lender at any time and from time to time prior to the end of the two year loan term (the “Maturity Date”), up to $250,000 of the outstanding principal of the Note may be converted into a number of restricted shares of ONSM common stock, subject to a minimum of one month between conversion notices unless such conversion amount exceeds $25,000. This conversion will use a conversion price which shall be a twenty percent (20%) discount of the fair market value of the average closing bid price for our common stock for the prior twenty (20) days of trading on the NASDAQ Capital Market (or such other exchange or market on which our common shares are trading) prior to such Lender notice, but such conversion price not less than $0.40 per share.  We will not effect any conversion of the Note, to the extent Lender and Frederick DeLuca, after giving effect to such conversion would beneficially own in excess of 9.9% of our outstanding common stock (the “Beneficial Ownership Limitation”).  The Beneficial Ownership Limitation may be waived by the Lender upon not less than sixty-one (61) days prior written notice to us.

Furthermore, in the event of any conversions of principal to ONSM shares by Lender (i) the $250,000 balloon payment will be reduced by the amount of any such conversion and (ii) the interest portion of the monthly payments under the Note for the remaining months after any such conversion will be adjusted to reflect the outstanding principal being immediately reduced for amount of the conversion.

We may prepay the Note at any time, provided that if the Note or any portion thereof is repaid prior to September 30, 2009 (the “Early Payment Date”), we shall pay the Lender all interest which would have been accrued up to and including the Early Payment Date less any interest actually paid by us through the date of repayment.

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The outstanding principal is due on demand in the event a payment default is uncured ten (10) business days after written notice.

We may borrow $250,000, in addition to the $750,000 already borrowed by us under this arrangement, from the Lender at any time. In the event we borrow in excess of $750,000 hereunder, we will guaranty to Lender that: (i) on the date or dates, as applicable, in which Lender sells all or a portion of the Shares which have become saleable by the Lender and (ii) on the Maturity Date, the Shares shall have a minimum per share value of $0.20 (the “Minimum Per Share Value”).  On the Maturity Date, provided that we have borrowed in excess of $750,000 from Lender hereunder, we shall pay the Lender the sum of (i) the cash difference between the Minimum Per Share Value and the average sale price for each previously sold Shares (whether such number is positive or negative) multiplied by the number of sold Shares and (ii) for the Shares which were not previously sold by Lender, the cash difference between the Minimum Per Share Value and the market value of the Shares at the Maturity Date (whether such number is positive or negative) multiplied by the number of unsold shares, up to a maximum amount of $75,000 in the aggregate for items (i) and (ii).

All of the financing transaction securities were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on exemptions therefrom as provided by Section 4(2) of the Securities Act of 1933, for securities issued in private transactions to accredited investors.

The foregoing descriptions are summaries only, do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements described above which are filed as Exhibits to this report and are incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	12% Convertible Secured Note
10.1	Note and Stock Purchase Agreement for 12% Convertible Secured Note
10.2	Security Agreement for 12% Convertible Secured Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

	By:	/s/ Robert E. Tomlinson
April 20, 2009		Robert E. Tomlinson, CFO

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